Exhibit 10.2

REVERE BANK

2008 EQUITY COMPENSATION PLAN

Section 1. Purpose

The Revere Bank 2008 Equity Compensation Plan (the "Plan") is hereby established to foster and promote the long-term success of Revere Bank (the "Bank") and its shareholders by providing members of management, including employees and management officials, with an equity interest in the Bank. The Plan will assist the Bank in attracting and retaining the highest quality of experienced persons to serve as employees and Directors and in aligning the interests of such persons more closely with the interests of the Bank's shareholders by encouraging such parties to maintain an equity interest in the Bank.

Section 2. Definitions

Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

"Act" means the Securities Exchange Act of 1934, as amended from time to time, and any rules and regulations promulgated thereunder.

“Award” means the grant of Options or a Restricted Stock Award hereunder.

"Bank" means Revere Bank and any present or future subsidiary or parent corporations of Revere Bank (as defined in Section 424 of the Code) or any successor to such corporations.

"Board" means the Board of Directors of the Bank.

"Change in Control" means:

(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank, or similar transaction (“collectively, a “Transaction”), in which the shareholders of the Bank prior to such Transaction hold less than 50% of the total voting power of the resulting entity;

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Bank cease for any reason to constitute a majority thereof.

For these purposes, "Incumbent Board" means the Board of Directors of the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

"Common Stock" or "Stock" means the common stock, $5.00 per share par value, of the Bank.

"Disability" shall mean, with respect to a Management Official who is an employee, a permanent disability which qualifies as total disability under the terms of the Bank's long-term disability plans and, with respect to a Management Official who is a non-employee member of the Board, permanent and total disability which if the Management Official were an employee of the Bank would be treated as a total disability under the term of the Bank's long-term disability plan for employees as in effect from time to time; provided, however, with respect to a Participant who has been granted an Incentive Stock Option such term shall have the meaning set forth in Section 422(c)(6) of the Code. For purposes of Restricted Stock Awards under Section 8, “Disability” shall be as defined in Section 8.3(a)(1). The determination of whether a Disability exists will be made by the Board.

"Fair Market Value" means, with respect to shares of Common Stock, the fair market value as determined by the Board in good faith and in a manner established by the Board from time to time, taking into account such factors as the Board shall deem relevant, including the book value of the Common Stock and, to the extent there is an established trading market for the Common Stock, the market value of the Common Stock.

"Incentive Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code.

"Management Official" means an employee of the Bank, a non-employee member of the Board, a member of any advisory Board or any other service provider to the Bank.

"Non-Qualified Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

"Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted hereunder.

"Participant" means a Management Official selected by the Board to receive an Option or Restricted Stock Award under the Plan.

"Plan" means the Revere Bank 2008 Equity Compensation Plan.

“Restricted Stock Award” means a grant of shares of Common Stock pursuant to Section 8 hereof.

"Termination for Cause" means termination because of Participant's intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Bank.

Section 3. Administration

(a)        The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan, to grant Awards, to determine the type of Award granted, to determine the individuals to whom and the time or times at which Awards may be granted, to determine whether Options are to be Incentive Options or Non-Qualified Stock Options (subject to the requirements of the Code, which provide that only employees may receive Incentive Options and subject to the limitation contained in Section 5 regarding the number of Non-Qualified Stock Options which may be granted), to determine the terms and conditions of any Award granted hereunder, including whether to impose any vesting period, and if the Award is an Option, the exercise price thereof, subject to the requirements of this Plan.

(b)       Subject to the other provisions of the Plan, the Board shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any grant agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Board's decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c)       The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4. Eligibility and Participation

Management Officials of the Bank shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to persons who are eligible to receive such options under Section 422 of the Code; i.e., employees of the Bank.

Section 5. Shares of Stock Available for Awards

(a)       The maximum number of shares of Common Stock which may be issued under the Plan is 294,500 subject to the adjustments as provided in this Section 5 and Section 10, to the extent applicable. If an Award granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Award grant under the Plan.

(b)       In the event that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code with regard to any Incentive Stock Options granted hereunder or fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation. No fractional Shares shall be issued on account of any such adjustment.

(c)       Any adjustments under this Section will be made by the Board, whose determination as to what adjustments, will be made and the extent thereof will be final, binding and conclusive.

Section 6. Non-Qualified Stock Options

6.1       Grant of Non-Qualified Stock Options.

Subject to the provisions hereof, the Board may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Board may determine, and may grant Non-Qualified Stock Options in exchange for and upon surrender of previously granted Options under this Plan. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

(a)       Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Board on the date the option is granted. The purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is greater. Shares may be purchased only upon full payment of the purchase price.

(b)       Terms of Options. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Board, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant.

(c)       Vesting. Each Non-Qualified Stock Option shall be subject to a minimum vesting schedule, set forth in the grant agreement governing such Option, whereby each Option grant shall vest on a pro rata basis commencing on the first anniversary of the date of the grant and ending no earlier than the fifth anniversary of such grant. Options which have not vested may not be exercised and shall be forfeited if the Participant’s service with the Bank ceases, unless otherwise provided for hereunder. The Board retains the right to impose a longer vesting schedule than the minimum provided for above. Once an Option is vested, subject to the terms and conditions of any agreement relating to the award of an Option and this Plan, including specifically Section 6.1(d) hereof, shall remain exercisable for the term set forth in the grant agreement governing the term of such Option.

(d)       Termination of Service. (i) Except as provided herein, unless otherwise determined by the Board, upon the termination of the service of a Participant who is not an employee for any reason other than Disability, death, a Change in Control or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination.

(ii)       In the event of death or termination of service of a Participant who is not an employee as a result of a Change in Control or the Disability of any Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall immediately become exercisable by the Participant or his legal representatives or beneficiaries of the Participant and shall remain exercisable for one (1) year from the date of such termination.

(iii)       Upon the termination of the service of a Participant who is a common law employee of the Bank for any reason other than Disability, death, a Change in Control or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercised only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination.

(iv)       In the event of death or termination of service of Participant who is a common law employee of the Bank as a result of a Change in Control or the Disability of any such Participant, all Non-Qualified Stock Options held by such Participant, whether or not exercisable at such time, shall immediately become exercisable by the Participant or his legal representatives or beneficiaries of the Participant and shall remain exercisable for a period of six (6) months.

(v)       Notwithstanding any other provisions set forth herein to the contrary nor any provision contained in any agreement relating to the award of an Option, in the event of a Termination for Cause, all of the Participant's Non-Qualified Stock Options shall immediately expire upon such Termination for Cause and shall not be exercisable, regardless of whether such Non-Qualified Stock Options were vested.

(e)       Transferability. Except as provided for hereunder, no Option granted under the Plan shall be assignable or transferable by a Participant, and any attempted disposition thereof shall be null and void and of no effect. Nothing contained herein shall be deemed to prevent transfers by will or by the applicable laws of descent and distribution.

Section 7. Incentive Stock Options

7.1       Grant of Incentive Stock Options.

The Board may, from time to time, grant Incentive Stock Options to Management Officials who are employees of the Bank. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a)       Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is higher. However, if a Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Common Stock, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is greater. Shares may be purchased only upon payment of the full purchase price.

(b)       Amounts of Options. Incentive Stock Options may be granted to any Management Official who is an employee of the Bank in such amounts as determined by the Board. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option first becomes exercisable) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year shall not exceed $100,000. The provisions of this Section 7.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award is in excess of such limit, it shall be deemed a Non-Qualified Stock Option. The Board shall have discretion to redesignate options granted as Incentive Stock Options as Non-Qualified Options.

(c)       Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Board, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than ten percent (10%) of the total combined voting power of the Bank (or, under Section 422(d) of the Code, is deemed to own Common Stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five (5) years from the date of grant.

(d)       Vesting. Each Incentive Stock Option shall be subject to a minimum vesting schedule, set forth in the grant agreement governing such Option, whereby each Option grant shall vest on a pro rata basis commencing on the first anniversary of the date of the grant and ending no earlier than the fifth anniversary of such grant. Options which have not vested may not be exercised, and shall be forfeited if the Participant’s service with the Bank ceases, unless otherwise provided for hereunder. The Board retains the right to impose a longer vesting schedule than the minimum provided for above. Once an Option is vested, subject to the terms and conditions of any agreement relating to the award of an Option and this Plan, including specifically Section 7.1(e) hereof, shall remain exercisable for the term set forth in the grant agreement governing the term of such Option.

(e)       Termination of Service. Except as provided in Section 7.1(f) hereof, upon the termination of a Participant's service for any reason other than Disability, death or Termination for Cause, the Participant's Incentive Stock Options which are then exercisable at the date of termination may only be exercised by the Participant for a period of three (3) months following termination. Notwithstanding any provisions set forth herein nor contained in any Agreement relating to an award of an Option, in the event of Termination for Cause all rights under the Participant's Incentive Stock Options shall expire immediately upon termination, and such Incentive Stock Options shall not be exercisable.

Unless otherwise determined by the Board, in the event of death or termination of service as a result of a Change in Control or the Disability of any Participant, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries of the Participant for one (1) year following the date of the participant's death or termination of employment as a result of such death, Change in Control or Disability. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

(f)       Transferability. No Incentive Option granted under the Plan shall be assignable or transferable by a Participant, except pursuant to the laws of descent and distribution, and any attempted distribution shall be null and void and of no effect.

(g)       Compliance with Code. The options granted under this Section 7 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Bank makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code. A Participant shall notify the Board in writing in the event that he disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Common Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Bank in order to enable the Bank to secure the related income tax deduction to which it will be entitled in such event under the Code.

Section 8. Restricted Stock

8.1	Grant of Restricted Stock Awards

(a)       Grants. The Board may grant Restricted Stock Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Bank to require forfeiture of such shares from the Participant in the event that conditions specified by the Board in the applicable Restricted Stock Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Restricted Award. During the restricted period, shares constituting a Restricted Stock Award may not be transferred, although a Participant shall be entitled to exercise other indicia of ownership, including the right to vote such shares and receive any dividends declared on such shares.

(b)      Terms and Conditions. Subject to Section 8.2, the Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for forfeiture.

(c)       Stock Certificates. The Bank may cause shares issued as part of a Restricted Stock Award to be issued in either book entry form or certificated form. Shares issued in book entry form will be maintained in an account at the Bank’s transfer agent, and only released to a Participant upon satisfaction of any required restrictions. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Bank (or its designee). At the expiration of the applicable restriction periods, the Bank (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

(d)       Vesting. Each Restricted Stock Award shall be subject to a minimum vesting schedule, set forth in the grant agreement governing such Award, whereby each Restricted Stock Award shall vest on a pro rata basis commencing on the first anniversary of the date of the grant and ending no earlier than the third anniversary of such grant. Restricted Stock Awards which have not vested shall be forfeited if the Participant’s service with the Bank ceases, unless otherwise provided for hereunder. The Board retains the right to impose a longer vesting schedule than the minimum provided for above. Once a Restricted Stock Award is vested, subject to the terms and conditions of any agreement relating to the award of a Restricted Stock Award and this Plan, including specifically Section 8.2 hereof, shall remain exercisable for the term set forth in the grant agreement governing the term of such Award.

8.2	Distribution of Restricted Stock Awards

(a)       Restricted Stock Awards shall not be distributed and the restrictions pertaining to such award shall not expire earlier than –

(1)       upon the completion or satisfaction of the conditions specified by the Board in the Award;

(2)       a Participant’s separation from service;

(3)       the date a Participant becomes disabled (as defined in Section 8.3(b));

(4)       upon the death of a Participant;

(5)       a Change in Control or, if in conflict therewith, to the extent necessary, by the Secretary of Treasury under regulations issued under Code section 409A; or

(6)       upon the occurrence of an unforeseeable emergency.

(b)       A payment of a Participant’s vested interest in a Restricted Stock Award may, in the discretion of the Board, be made in the event of a Participant’s Disability, upon the occurrence of a Change in Control or Unforeseeable Emergency. Payments in settlement of a Participant’s vested interest in a Restricted Stock Award shall be made as soon as practicable after such occurrence or after the Participant otherwise vests in such award. For the purposes of section 409A of the Code, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

(c)       Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has an Unforeseeable Emergency (as defined in Section 8.3), the Board may, in its sole discretion, direct the payment to the Participant of all or a portion of the balance of his or her vested interest in a Restricted Stock Award in a lump sum payment, provided that any such withdrawal shall be limited by the Board to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets or to the extent the liquidation of such assets would not cause severe financial hardship.

(d)       The Board may not otherwise permit the acceleration of the time or schedule of any vesting of a Restricted Stock award scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), (ii) de minimis in nature (as defined in regulations promulgated under section 409A of the Code), (iii) to be used for the payment of FICA taxes on amounts deferred under the Plan, or (iv) equal to amounts included in the federal personal taxable income of the Participant under section 409A of the Code.

8.3	Definitions for Restricted Stock Awards

(a)       For purposes of this Section 8, the following definitions shall apply-

(1)       “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(2)       “Unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 9. Extension

The Board may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause Non-Qualified Stock Options or Incentive Stock Options issued under the Plan to fail to comply with Section 409A or 422 of the Code. An election to defer the lapse of restrictions on a Restricted Stock Award shall not take effect until at least twelve (12) months after the date on which the election is made and in the event that an election to defer the lapse of restrictions is made other than in the event of death, disability or the occurrence of an unforeseeable emergency, payment of such award must be deferred for a period of not less than five (5) years from the date that restrictions would have otherwise lapsed.

Section 10. General Provisions Applicable to Awards

(a)       Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

(b)       Each Award may be granted alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of grant or at any time thereafter.

(c)       In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Bank, in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Bank, the Board will provide for any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Bank will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, or (iv) provide that all or any outstanding Awards shall become exercisable in full, or that the restrictions on such Awards shall lapse, immediately prior to such event.

(d)       The Participant shall pay to the Bank, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Board's sole discretion, a Participant may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Bank may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(e)       For purposes of the Plan, the following events shall not be deemed a termination of service of a Participant:

(i)       a transfer to the employment of the Bank from a subsidiary or from the Bank to a subsidiary, or from one subsidiary to another, or

(ii)       an approved leave of absence for military service or sickness, or for any other purpose approved by the Bank, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

(f)       The Board may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Award held by a Participant, including substituting therefore another Award of the same or a different type or changing the date of exercise or realization, provided that the Participant's consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment increasing the number of shares subject to the Plan or decreasing the exercise price for any Option provided for under the Plan may be effectuated without the approval of the shareholders of the Bank; provided, however, that no such amendment or modification will be effective if such amendment or modification would cause the Plan to fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation.

(g)       Notwithstanding anything in this Plan to the contrary, if the Bank's capital falls below the applicable minimum regulatory requirements, as determined by the Maryland Division of Financial Regulation or the Federal Deposit Insurance Corporation (the “FDIC”), the FDIC may direct the Bank to require the Participants to exercise or forfeit their rights under this Plan and in any agreement relating to an award of an Option (the “FDIC Direction”). The Bank shall cause a notice to be mailed to each Participant at least 20 days prior to the applicable record date for such exercise or forfeiture covered by this Section 9(g), which notice shall set forth the first and last date on which the Participant may exercise outstanding Options and the date that the Options will become null and void. The Bank’s failure to give the notice required by this Section 9(g) or any defect therein shall not affect the validity of the FDIC Direction covered by this Section 9(g).

Section 11. Miscellaneous

(a)       No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Bank's Board. The Bank expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)       Nothing contained in the Plan shall prevent the Bank from adopting other or additional compensation arrangements.

(c)       Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non-cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(d)       Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(e)       No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Bank against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

(f)       This Plan shall become effective upon its approval by the holders of two-thirds (2/3) of the Common Stock of the Bank entitled to vote thereon. Prior to such approval, Awards may be granted under the Plan expressly subject to such approval.

(g)       Awards may not be granted under the Plan more than ten (10) years after approval of the Plan by the Bank's Shareholders, but then outstanding Awards may extend beyond such date.

(h)       To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of Maryland.

(i)       A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her restricted Stock award until legal and contractual obligations of the Bank relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Bank shall impose such restrictions on stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the stock is then listed or quoted, any applicable state securities laws, any provision of the Bank’s certificate of incorporation or bylaws, or any other law, regulation, or binding contract to which the Bank is a party.

AMENDMENT NO. 1 TO THE REVERE BANK 2008 EQUITY

COMPENSATION PLAN

WHEREAS, the Board of Directors and the Shareholders of the Bank have previously approved the Revere Bank 2008 Equity Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 10(f) of the Plan, the Board may amend the Plan;

WHEREAS, after reviewing the terms of the Plan, this Board of Directors has determined that certain amendments to the Plan are appropriate and in the best interests of the Shareholders;

WHEREAS, the Board has previously approved the forging amendments to the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.       Section 6.1(c) of the Plan is hereby deleted in its entirety, and replaced with the following:

“(c) Vesting. Each Non-Qualified Stock Option shall be subject to such vesting period, if any, as shall be imposed by the Board pursuant to Section 3(a) hereof. Options which have not vested may not be exercised and shall be forfeited if the Participant’s service with the Bank ceases, unless otherwise provided for hereunder. Once an Option is vested, subject to the terms and condition of any agreement relating to the award of an Option and this Plan, including specifically Section 6.1(d) hereof, it shall remain exercisable for the time set forth in the Grant Agreement governing such Option.”

2.       Section 6.1(d)(i) is hereby deleted in its entirety and replaced with the following:

“(i) Except as provided herein or in the agreement evidencing any Award, unless otherwise determined by the Board, upon the termination of the service of a Participant holding Non-Qualified Stock Options for any reason other than Disability, death, a Change in Control or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination.”

1

3.      Section 7.1(d) of the Plan is hereby deleted in its entirety and replaced with the following:

“(d) Vesting. Each Incentive Stock Option shall be subject to such vesting period, if any, as the Board shall impose pursuant to Section 3(a) hereof. Options which have not vested may not be exercised, and shall be forfeited if the Participant’s service with the Bank ceases, unless otherwise provided for herein. Once an Award is vested, subject to the terms and conditions of any agreement relating to the award of an Option and this Plan, including specifically Section 7.1(e) hereof, it shall remain exercisable for the term set forth in the Grant Agreement governing the term of such Option.”

4.       The first paragraph of Section 7.1(e) of the Plan is hereby deleted in its entirety and replaced with the following:

“(e) Termination of Service. Except as otherwise approved by the Board and reflected in the agreement evidencing any Award, upon the termination of a Participant's service for any reason other than Disability, death or Termination for Cause, the Participant's Incentive Stock Options which are then exercisable at the date of termination may only be exercised by the Participant for a period of three (3) months following termination. Notwithstanding any provisions set forth herein nor contained in any Agreement relating to an award of an Option, in the event of Termination for Cause all rights under the Participant's Incentive Stock Options shall expire immediately upon termination, and such Incentive Stock Options shall not be exercisable.”

5.        Section 7.1(g) of the Plan is amended by adding the following after the first sentence thereof:

“In the event any Option granted under this Section 7 shall fail to qualify as an Incentive Stock Option for any reason, such Option shall remain outstanding and valid in accordance with its terms, but shall instead be treated as a Non-Qualified Stock Option, subject to the terms of Section 6 hereof.”

2

AMENDMENT NO. 2 TO THE REVERE BANK 2008 EQUITY

COMPENSATION PLAN

WHEREAS, the Board of Directors and the Shareholders of the Bank have previously approved the Revere Bank 2008 Equity Compensation Plan ( as previously amended, the “Plan”);

WHEREAS, pursuant to Section 10(f) of the Plan, the Board may amend the Plan;

WHEREAS, after reviewing the terms of the Plan, this Board of Directors has determined that certain amendments to the Plan are appropriate and in the best interests of the Shareholders;

WHEREAS, the Board has previously approved the forging amendments to the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.       Section 6.1(d) of the Plan is hereby deleted in its entirety, and replaced with the following:

“(d)       Termination of Service. Except as otherwise provided herein, and unless otherwise determined by the Board at the time of grant:

(i)       Upon the termination of the service of a Participant who is not an employee for any reason other than Disability, death, a Change in Control or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination.

(ii)       In the event of death or termination of service of a Participant who is not an employee as a result of a Change in Control or the Disability of any Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall immediately become exercisable by the Participant or his legal representatives or beneficiaries of the Participant and shall remain exercisable for one (1) year from the date of such termination.

1

(iii)       Upon the termination of the service of a Participant who is a common law employee of the Bank for any reason other than Disability, death, a Change in Control or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercised only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination.

(iv)       In the event of death or termination of service of Participant who is a common law employee of the Bank as a result of a Change in Control or the Disability of any such Participant, all Non-Qualified Stock Options held by such Participant, whether or not exercisable at such time, shall immediately become exercisable by the Participant or his legal representatives or beneficiaries of the Participant and shall remain exercisable for a period of six (6) months.

(v)       Notwithstanding any other provisions set forth herein to the contrary nor any provision contained in any agreement relating to the award of an Option, in the event of a Termination for Cause, all of the Participant's Non-Qualified Stock Options shall immediately expire upon such Termination for Cause and shall not be exercisable, regardless of whether such Non-Qualified Stock Options were vested.”

2